Exhibit 4.3

ARTICLES OF MERGER

MERGING

BIOXY ACQUISITION CORP.

A WYOMING CORPORATION

WITH AND INTO

BIOXYTRAN, INC.

A DELAWARE CORPORATION

Pursuant to Section 17-16-1106 of the Wyoming Business Corporation Act

Bioxy Acquisition Corp. (the “Acquisition-Sub”), does hereby certify as follows:

FIRST: BioxTran, Inc. (the “Company”) is a corporation duly organized and existing under the laws of the State of Delaware and Acquisition-Sub is a corporation duly organized and existing under the laws of the State of Wyoming.

SECOND: An Agreement and Plan of Reorganization dated September 17, 2018 (the “Merger Agreement”), setting forth the terms and conditions of the merger of Acquisition-Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by the shareholder of the Acquisition-Sub in accordance with all applicable statutes of the Wyoming Business Corporation Act

THIRD: The Merger Agreement and the Merger have been approved, adopted, certified, executed and acknowledged by the directors and stockholders of the Company and the Company in accordance with all applicable statutes of the Delaware General Corporation Law.

FOURTH: The name of the surviving entity in the Merger (the “Surviving Entity”) shall be BioxyTran, Inc.

FIFTH: The articles of incorporation of the Surviving Entity shall be the articles of incorporation of Acquisition-Sub.

SIXTH: These Articles of Merger shall be effective on September 21, 2018.

* * * * *

IN WITNESS WHEREOF, Bioxy Acquisition Corp. has caused these Articles of Merger to be executed in its name as of September 20, 2018.

BIOXY ACQUISTION CORP.

By:	/s/ Lawrence Bonafide
	Name:	Lawrence Bonafide
	Title:	President

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State of Delaware Secretary of State Division of Corporations Delivered 01:08 PM 09/20/2018 FILED 01:08 PM 09/20/2018 SR 20186752844 - File Number 6569785

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
FOREIGN CORPORATION INTO
A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is    BioxyTran, Inc.                                       , a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Bioxy Acquisition Corp.                                        , a Wyoming                 corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is BioxyTran, Inc.                                                   , a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 100 share, par value $.001 per share                        .

SIXTH: The merger is to become effective on September 21, 2018                 .

SEVENTH: The Agreement of Merger is on file at                     233 Needham Street, Suite 300 Newton MA, 02464             , an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

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IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the           20th           day of September          , A.D., 2018        .

By:	/s/ David Platt
Authorizd Officer

Name:	David Platt
Print or Type

Title:	Cheif Exeutive Officer

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